UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
November 1, 2013

AZZ incorporated
(Exact name of registrant as specified in its charter)

TEXAS (State or Other Jurisdiction of Incorporation or Organization)	1-12777 (Commission File No.)	75-0948250 (I.R.S. Employer Identification Number)

One Museum Place, Suite 500 3100 West 7th Street Fort Worth, TX 76107 (Address of principal executive offices, including zip code)

Registrant’s Telephone Number, including Area Code:	(817) 810-0095

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
Section 5 - Corporate Governance and Management
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 1, 2013, the Board of Directors (the “Board”) of AZZ incorporated, a Texas corporation (the “Company”), appointed Mr. Tom Ferguson, age 57, to serve as the Company’s President and Chief Executive Officer and elected Mr. Ferguson to serve as a member of the Board, with the appointment to each such position being effective as of November 4, 2013. Prior to joining the Company, Mr. Ferguson served as a consultant and interim Chief Executive Officer of FlexSteel Pipeline Technologies, Inc., a provider of pipeline technology products and services, beginning in June 2013. Prior to serving in this position, Mr. Ferguson spent 25 years serving in various executive capacities with Flowserve Corp, a global provider of fluid motion and control products and services and its affiliates, most recently as Senior Vice President and President of Flow Solutions Group. Mr. Ferguson retired from Flowserve Corp. effective as of December 31, 2012. In appointing Mr. Ferguson for these positions with AZZ, the Board considered Mr. Ferguson’s experience serving as an executive officer of a public company, his extensive strategic management experience both domestically and internationally in the industries in which the Company operates, and his track record for helping businesses achieve growth, both organically and through acquisitions in the global marketplace.
Mr. Ferguson’s employment with the Company will be subject to an employment agreement entered into by Mr. Ferguson and the Company on November 4, 2013 (the “Employment Agreement”). The Employment Agreement has a 3 year term, subject to automatic 1 year extensions at the discretion of Mr. Ferguson and the Board, and provides, among other things, for an initial base salary of $650,000, a pro-rated annual bonus in the amount of $215,000 payable on March 1, 2014, an initial grant of equity awards consisting of 40,000 stock appreciation rights and 15,000 restricted stock units all of which will be issued under the AZZ incorporated Amended and Restated 2005 Long Term Incentive Plan, as may be amended from time to time (the “LTI Plan”) and a grant of additional equity awards on March 1, 2014 with a value of $900,000 all of which will be issued under the LTI Plan. The Employment Agreement also provides for severance payments, in the amount of 24 months of base salary and a pro-rated annual cash bonus, in the event Mr. Ferguson’s employment is terminated by the Company without Cause or by Mr. Ferguson for Good Reason (each such term as defined in the Employment Agreement), subject to customary non-compete, non-solicitation and confidentiality provisions.
In addition to the Employment Agreement, Mr. Ferguson and the Company also entered into a change in control agreement on November 4, 2013 (the “Change in Control Agreement”). The Change in Control Agreement will remain in effect for so long as Mr. Ferguson is employed by the Company and provides, among other things, that, upon the occurrence of a Change in Control (as defined in the Change in Control Agreement), Mr. Ferguson will receive certain payments from the Company if his employment is terminated by the Company without Cause or by Mr. Ferguson for Good Reason (each such term as defined in the Employment Agreement), in each case within 12 months of such Change in Control. Such payments include payment of any accrued base salary that is unpaid at the time of such termination and a severance payment in the amount of 299% of Mr. Ferguson’s base salary in effect immediately prior to such termination. In addition, the Change in Control Agreement provides that any unvested stock appreciation rights, restricted stock units or other equity awards issued to Mr. Ferguson by the Company would immediately vest upon such a termination of his employment.
The foregoing summary descriptions of the Employment Agreement, the Change in Control Agreement and the LTI Plan do not purport to be complete and are qualified in their entirety by reference to the terms of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference, the terms of the Change in Control Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference, and the terms of the LTI Plan, a copy of which is included as Annex A to the Proxy Statement on Schedule 14A filed by the Company on June 4, 2009 and incorporated herein by reference, respectively.

Section 7 - Regulation FD
Item 7.01    Regulation FD Disclosure.
On November 4, 2013, AZZ issued a press release announcing the hiring of Mr. Ferguson. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Section 9 - Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits.
The following exhibits are filed as part of this report.

Exhibit No.	Description
10.1	Employment Agreement by and between AZZ incorporated and Tom Ferguson, dated as of November 4, 2013.
10.2	Change in Control Agreement by and between AZZ incorporated and Tom Ferguson, dated as of November 4, 2013.
99.1	Press Release issued by AZZ incorporated dated November 4, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZZ incorporated (Registrant)
Date: November 4, 2013	By:	/s/ Dana L. Perry
Dana Perry Senior Vice President Finance Chief Financial Officer

Exhibit No.	Description
10.1	Employment Agreement by and between AZZ incorporated and Tom Ferguson, dated as of November 4, 2013.
10.2	Change in Control Agreement by and between AZZ incorporated and Tom Ferguson, dated as of November 4, 2013.
99.1	Press Release issued by AZZ incorporated dated November 4, 2013.